Exhibit 10.3

October 11, 2004

Mr. Wm. Keith Harper

7929 South Wabash Street

Centennial, CO 80112

Dear Keith:

Following up on our recent conversations and meetings, I am pleased to forward this letter setting forth the details of our employment offer.  My colleagues and I are excited by the prospect of your joining Cablevision, and I am gratified by your initial enthusiastic response to our offer.

Assuming your acceptance of this offer this week, effective as of October 18, 2004, you will join Cablevision as Senior Vice President and Controller (Principal Accounting Officer) reporting to me in my capacity as Executive Vice President and Chief Financial Officer.  As Senior Vice President and Controller (Principal Accounting Officer) you will have responsibility for the Company’s accounting and financial control functions and such other responsibilities as the Chief Financial Officer may designate from time to time.

Your starting annual base salary will be $485,000, and your annual target bonus will be 60% of the salary paid to you during the year for which the bonus is being paid.  Actual bonuses may range from zero to two times target or 120% of salary paid, depending on Company, unit and individual performance.  Bonuses are administered under the Executive Incentive Performance Plan or the Management Incentive Performance Plan and are typically paid early in the year following the year for which the bonuses are being paid.  You must be employed by the Company at the time bonus payments are made in order to receive such bonus.

You will also be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee of the Board of Directors (the “Compensation Committee”) which has already been briefed on the terms of this Offer, for various long-term incentive grants and awards, including annual conjunctive rights grants with respect to 8,000 shares of Class A Common Stock, subject to three-year vesting (vesting in thirds on each anniversary of grant); annual contingent Performance

Awards of $450,000 to be earned on the basis of performance achieved in overlapping three-year performance periods (with performance criteria to be determined by management and subject to approval by the Compensation Committee); and participation in a non-qualified deferred compensation program in which you will be credited initially with a balance of $500,000, which balance will be augmented by annual credits for each of the following six years of your employment of the lesser of $150,000 and 20% of your then current annual salary, plus accrued interest on the entire account balance. Under this plan, 50% of your account balance would be paid at the end of the fifth year of your participation with the remaining balance paid at the conclusion of your seventh year of participation.

All long-term incentive grants and awards will be pursuant to the Employee Stock Plan and the Long-Term Incentive Plan (LTIP), and will be subject to terms and conditions, established by the Compensation Committee, that will be detailed in separate agreements you will receive after the awards and grants are actually made.

You will be eligible to participate in our standard executive benefits program.  Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.  We currently offer medical, dental, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a savings and retirement program; and for executives whose annual pay exceeds certain limits that are subject to revision (for 2004 that limit is $205,000) the Cablevision Choice 401(k) Excess Savings Plan and the Cablevision Choice Excess Cash Balance Plan.  The Company provides ten paid holidays, and you will also be eligible for four (4) weeks of vacation, annually, to be used in accordance with Company policy.

If your employment is involuntarily terminated by the Company (for reasons other than “cause”) during the first 24 months of your employment, or a “change in control” occurs during the first 24 months of your employment and you are not offered a similar position in the surviving entity, then, subject to your execution and effectiveness of a severance agreement (including, for example, non-compete, non-disparagement, no-solicit and confidentiality restrictions and further cooperation commitments) and a general release of the Company and its affiliates, each to the Company’s satisfaction, you will be paid your base salary and a pro rata bonus (determined on the basis of your target percentage at the time) for the period from the date of your termination until the end of the initial 24 month period.

For purposes of the provisions set forth in this letter, (1) “cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude and (2) “change in control” will have the meaning set forth in the Company’s then current standard form of agreement under the Employee Stock Plan.

The Company will reimburse you for reasonable and customary relocation expenses for your move to Long Island from Denver, up to a maximum of $150,000 and in accordance with the Company’s related policies.  In addition, the Company will reimburse you for your reasonable monthly housing rental expenses on Long Island, in a monthly amount to be pre-approved by the Company, for a period no longer than through June 2005.  Through no longer than June 2005, the Company will also reimburse you for the purchase of coach airline tickets for your commutation between New York and Denver on an every-other week basis.

As I hope you can appreciate, I am required to include certain additional terms, as set forth below as well as in the attachment to this letter (which attachment shall be deemed a part of this letter).

This letter does not constitute a guarantee of employment for any definite period.  Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.  The Company may withhold from any payment due to you any taxes that are required to be withheld under any law, rule or regulation.  This letter will automatically terminate, and be of no further force or effect, on the close of the 24th month of your employment.

Once again, we are all most enthusiastic about your joining Cablevision and are looking forward to seeing you soon.

Sincerely,

Michael P. Huseby
Executive Vice President and
Chief Financial Officer

Accepted and Agreed:

Wm. Keith Harper

ATTACHMENT – ADDITIONAL TERMS

(This Attachment constitutes a part of the letter)

More information regarding your employment is contained in the Company’s Employee Handbook, a copy of which will be given to you with the new hire packet.

This letter is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This letter shall inure to the benefit of and be enforceable by your legal representatives.  This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.

If any payment due to you would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, you will have the option to receive either (a) such payments or (b) the maximum amount that could be paid to you without the imposition of the excise tax.

To the extent permitted by law, you hereby waive any and all rights to the jury trial with respect to any matter relating to this letter.

This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this letter, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate.  You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter.  It is the parties’ intention that this letter not be construed more strictly with regard to you or the Company.

You agree to keep this letter and its terms strictly confidential; provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law) and (2) you and your representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this letter and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment or structure.